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Emergent signs Letter of Intent to Merge with Trimedyne;
Second Key Merger for Medical Technology Company

New York (Businesswire)- May 15, 2001- Emergent Group Inc. (OTCBB:EMGR) and Trimedyne, Inc. (Nasdaq NMS:TMED) announced today that they have entered into a Letter of Intent to merge the two companies. The terms of the merger will be finalized after both parties have completed their due diligence. The merger will be subject to negotiation of a definitive agreement, the approval of the boards of directors of both companies and, if required, by the shareholders of both companies.

Commenting on the announcement, Mark Waldron, CEO of Emergent, stated, "Emergent is establishing a national distribution platform where innovative medical technologies can become rapidly integrated into mainstream healthcare. We have identified the large market opportunities of Trimedyne's proprietary technology and by providing a mechanism to accelerate distribution, we can realize the value of these properties. Upon the anticipated completion of our pending acquisition of MRM, Emergent will have such a dynamic in place." Mr. Waldron continued, "We are very excited about Trimedyne's technological applications in such fields as urology and orthopedics which we believe present compelling enhancements to the quality of healthcare available today. We expect Trimedyne to become a foundation component of Emergent's medical holdings and will continue to selectively seek out value added acquisitions."

William J. Schubert, Jr., Trimedyne CEO and Vice Chairman, stated, "This merger will allow Trimedyne's proprietary technologies to be immediately available to a much larger segment of the medical community and allow speedier access of our minimally invasive procedures such as ELF (Endoscopic Laser Foraminoplasty) to the huge patient base that can benefit from such medical advances. The melding of our respective companies will create an organization positioned to provide high-tech surgical and medical instrumentation on a basis most conducive to today's managed care environment."

About Trimedyne, Inc.
Trimedyne, which recently introduced a new, less-invasive laser procedure for spinal disk decompression, is a leading manufacturer of medical lasers and proprietary fiber-optic devices for minimally invasive applications in orthopedics, urology, ENT surgery, gynecology, gastrointestinal surgery and general surgery. Trimedyne is the only manufacturer with an FDA clearance for the use of its laser in foraminoplasty procedures, in which bone is removed in the spine to help relieve lower back and leg pain and numbness. The Company's wholly owned subsidiary, Mobile Surgical Technologies, Inc., provides capital equipment and surgical services to hospitals and surgery centers in the southwest on a "fee-per-case" basis.

About Emergent Group Inc.
Emergent is a merchant banking firm which is establishing a subsidiary to acquire medical technologies and distribution organizations that has as one of its primary objectives the launching of an innovative national distribution network leveraging physician and healthcare facility access with medical technology acquisitions and strategic relationships.

This press release contains certain forward-looking statements as defined in the United States Private Securities Litigation Reform Act of 1995 that involve a
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number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current plans, intentions and expectations. Such factors are detailed from time to time in the Company's filings with the regulatory authorities having jurisdiction.

Contact: Emergent Group Inc.
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Calvin Yee, 212-813-9700
cyee@emergentcapital.com
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Trimedyne, Inc.
William J. Schubert, Jr., 949-559-5300
WSchubert@trimedyne.com
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Medical Marketing Group, Inc.
Craig Allison, 914-827-5074
craig@medicalmarketinggroup.com